Exhibit 10.30.3

June 6, 2018

2018 Long Term Incentive Award Letter

Dear First Name,

I am pleased to inform you that you have received a Grant of Units under the Constellium 2018 Long Term Incentive Award Agreement in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2018 Long Term Incentive Award Agreement (the “Award Agreement”) and the 2013 Constellium Equity Incentive Plan (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the Award Agreement or Plan.

Grant Date	May 25, 2018

Award Value	$X,XXX,XXX

Total Units Granted	TOTAL (= YYY,YYY + ZZZ,ZZZ)

Restricted Stock Units (RSUs)	YYY,YYY

Performance Share Units (PSUs) – Base Amount	ZZZ,ZZZ

Indices	S&P MidCap 400 Index; S&P SmallCap 600 Index

Initial price on the Grant Date	CSTM share price: $11.70 (20-day average)

Vesting Date	May 25, 2021

Vesting Period / Performance Period	From the Grant Date through the Vesting Date

Please note that the vesting of the RSUs and PSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs and PSUs) is subject to the satisfaction of the Continued Service Condition. The vesting of the PSUs is, in addition, subject to the satisfaction of the Performance Condition. The level of achievement of the Performance Condition shall be determined by comparing the Constellium TSR to the average of the TSRs of the two Indices at the end of the relevant Performance Period as follows:

Performance Condition Achievement Level	Number of Shares underlying PSUs
The Constellium TSR is below the average of the two median TSRs	PSU Base Amount x 0%

The Constellium TSR is at the average of the two median TSRs	PSU Base Amount x 100%

The Constellium TSR is between the average of the two median TSRs and the average of the two 75th percentile TSRs	PSU Base Amount x (linear interpolation between 100% and 200%)

The Constellium TSR is at or above the average of the two 75th percentile TSRs	PSU Base Amount x 200%

Notwithstanding the foregoing, if the Constellium TSR is negative, the number of Shares (or a cash equivalent) eligible to be delivered in respect of the PSUs shall be capped at 100% of the Base Amount.

You acknowledge that you have received a copy of, or have online access to, the Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the Award Agreement and the Plan. The Board or the Committee shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Very truly yours	Agreed and Accepted

/s/ Ryan Jurkovic
Ryan Jurkovic	First Name, Last Name
Senior Vice President
Chief Human Resources Officer	Date (mm/dd/yyyy):

2018 LTIP Award Letter	Last Name, First Name